As filed with the Securities and Exchange Commission on March 21, 2007 Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
____________________________

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
____________________________

NOVATEL INC.
(Exact Name of Registrant as Specified in Its Charter)
____________________________

Canada	N/A
(State or Other Jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification No.)
1120 - 68th Avenue N.E. Calgary, Alberta, Canada T2E 8S5 (Address of Principal Executive Offices) (Zip Code) ____________________________
NovAtel Inc. Amended and Restated Employee Stock Option Plan NovAtel Inc. Amended and Restated Directors’ Stock Option Plan (Full Titles of the Plans) ____________________________
CT Corporation System 111 - 8th Avenue, 13th Floor New York, New York 10011 (212) 664-1666 (Name, Address, and Phone Number of Agent for Service)
Copy to: Alan Talkington, Esq. Brett Cooper, Esq. Orrick, Herrington & Sutcliffe LLP 405 Howard Street San Francisco, California 94105-2625 CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Common Shares	380,000 shares	$36.80	$13,984,000	$429.31
(1)

This Registration Statement shall also cover any additional Common Shares which become issuable under any of the Plans by reason of any stock dividend, stock split, recapitalization, or other similar transaction effected without the Registrant’s receipt of consideration which results in an increase in the number of the Registrant’s outstanding Common Shares. Includes 335,000 and 45,000 shares to be registered under the Employee Stock Option Plan and the Directors’ Stock Option Plan, respectively.

(2)
The estimated Proposed Maximum Offering Price Per Share was calculated pursuant to Rules 457(c) and 457(h) under the Securities Act of 1933, as amended, on the basis of the average of the high ($37.70) and low ($35.90) prices of the Common Shares on the Nasdaq Global Market on March 16, 2007.

This Registration Statement shall become effective immediately upon filing with the Securities and Exchange Commission, and sales of the registered securities will begin as soon as reasonably practicable after such effective date.

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
PART I

Information Required in the Section 10(a) Prospectus

Item 1.  Plan Information.*

Item 2.  Registrant Information and Employee Plan Annual Information.*

*Information required by Part I to be contained in the Section 10(a) prospectus is omitted from the Registration Statement in accordance with the Note to Part I of Form S-8.

PART II

Information Required in the Registration Statement

Item 3.  Incorporation of Documents by Reference.

The following documents are incorporated by reference in this registration statement: (i) the annual report on Form 20-F/A of NovAtel Inc. (“NovAtel,” “Registrant,” or the “Company”) for the fiscal year ended December 31, 2005 filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”); (ii) all reports filed by the Company pursuant to Sections 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Company’s latest annual report; and (iii) the description of the Company’s common stock set forth in the Company’s Form 8-A, filed on November 25, 1996, including any amendment or report filed for the purpose of updating such description. All documents filed by the Company after the date of this registration statement pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment, which indicates all securities offered have been sold or deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents.

Item 4.  Description of Securities.

Not applicable.

Item 5.  Interests of Named Experts and Counsel.

Not applicable.

Item 6.  Indemnification of Directors and Officers.

The By-laws of the Company provide that, subject to Section 124 of the Canada Business Corporations Act, the Company shall indemnify a director or officer of the Company, a former director or officer of the Company or a person who acts or acted at the Company’s request as a director or officer of a body corporate of which the Company is or was a shareholder or creditor, and his/her heirs and legal representatives, against all costs, charges, and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by him/her in respect of certain actions or proceedings to which he/she is made a party by reason of his/her office, if

a. he/she acted honestly and in good faith with a view to the best interests of the Corporation; and

b. in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, he/she had reasonable grounds for believing that his conduct was lawful.

The Company shall also indemnify any such person in such other circumstances as the Canada Business Corporations Act or law permits or requires.

The Company’s officers and directors are covered by insurance (with certain exceptions and limitations) that indemnifies them against losses for which the Company grants them indemnification and for which they become legally obligated to pay on account of claims made against them for “wrongful acts” committed before or during the policy period.

The Company has entered into indemnification agreements with each director and executive officer which provide indemnification under certain circumstances for acts and omissions that may not be covered by any directors’ and officers’ liability insurance.

Item 7.  Exemption From Registration Claimed.

Not applicable.

Item 8.  Exhibits.

Exhibit Number	Name

4.1
NovAtel Inc. Amended and Restated Employee Stock Option Plan (incorporated by reference to Exhibit 10.2 to the Company’s Annual Report on Form 20-F for the year ended December 31, 2005, Commission File No. 000-29004).

4.2
NovAtel Inc. Amended and Restated Directors’ Stock Option Plan (incorporated by reference to Exhibit 10.1 to the Company’s Annual Report on Form 20-F for the year ended December 31, 2005, Commission File No. 000-29004).

5.1	Opinion of Corporate Legal Services
23.1	Consent of Deloitte & Touche LLP.
23.2	Consent of Corporate Legal Services is contained in Exhibit 5.1 to this Registration Statement.
24.1	Powers of Attorney included on signature page of this Registration Statement.

Item 9.  Undertakings.

(a)  The undersigned registrant hereby undertakes:

(1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)  to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii)  to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission (the “Commission”) pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii)  to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)  That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)  The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of the Plans’ annual reports pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

The Registrant. Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Calgary, Province of Alberta, Canada, on the 20th day of March, 2007.

NOVATEL INC.
(Registrant)
By: /s/ Jonathan W. Ladd
Jonathan W. Ladd
(President and Chief Executive Officer)

POWER OF ATTORNEY

Each of the undersigned hereby constitutes and appoints Jonathan W. Ladd and Werner Gartner, each of them with power to act alone, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign a Registration Statement or Registration Statements on Form S-8 relating to 380,000 common shares issuable under the NovAtel Inc.’s Employee Stock Option Plan, as amended, and the NovAtel Inc.’s Directors Stock Option Plan and any and all amendments of such Registration Statements, including post-effective amendments, and to file the same, together with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such attorney-in-fact full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises hereof, as fully to all intents and purposes as he might do or could do in person, thereby ratifying and confirming all that said attorney-in-fact or his or her substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Jonathan W. Ladd Jonathan W. Ladd	President, Chief Executive Officer and Director (Principal Executive Officer)	March 20, 2007

/s/ Werner Gartner Werner Gartner Principal Financial Officer and Accounting Officer	Executive Vice President, Chief Financial Officer and Director (Principal Financial Officer and Accounting Officer)	March 20, 2007

Directors:

/s/ Patrick C. Fenton	Director	February 13, 2007
Patrick C. Fenton

/s/ Robert J. Iverach	Director	February 13, 2007
Robert J. Iverach

/s/ Richard D. Orman	Director	February 13, 2007
Richard D. Orman

/s/ Joel A. Schleicher	Director	February 13, 2007
Joel A. Schleicher

/s/ Charles R. Trimble	Director	February 13, 2007
Charles R. Trimble

/s/ David E. Vaughn	Director	February 13, 2007
David E. Vaughn

* By: /s/ Werner Gartner
Werner Gartner Attorney-in-Fact

NovAtel USA, Inc.

/s/ Werner Gartner	Authorized Representative in the United States	March 20, 2007
Werner Gartner Director

EXHIBIT INDEX
Exhibit Number	Name
4.1
NovAtel Inc. Amended and Restated Employee Stock Option Plan (incorporated by reference to Exhibit 10.2 to the Company’s Annual Report on Form 20-F for the year ended December 31, 2005, Commission File No. 000-29004).

4.2
NovAtel Inc. Amended and Restated Directors’ Stock Option Plan (incorporated by reference to Exhibit 10.1 to the Company’s Annual Report on Form 20-F for the year ended December 31, 2005, Commission File No. 000-29004).

5.1	Opinion of Corporate Legal Services.
23.1	Consent of Deloitte & Touche LLP.
23.2	Consent of Corporate Legal Services is contained in Exhibit 5.1 to this Registration Statement.
24.1	Powers of Attorney included on signature page of this Registration Statement.